Consent of Independent Auditors


     We consent to the  reference  to our firm  under the  caption  "Independent
     Auditors" in the prospectus and to the use of our reports (1) dated February 14, 2003 with respect to the statutory basis financial statements and schedules of Transamerica Occidental Life Insurance Company and (2) dated March 31, 2003 with respect to the subaccounts of Transamerica
     Occidental Life Insurance Company Separate Account VUL-6 included in Post-Effective Amendment No. 4 to the Registration Statement (Form N-6 No. 333-71956, 811-10557) and the related Prospectus and Statement of Additional Information of Transamerica Occidental Life Separate Account VUL-6.

/s/Ernst & Young, LLP

Los Angeles, California
April 25, 2003